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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): December 9, 1998


                         ENHANCED SERVICES COMPANY, INC.
               (Exact Name of Registrant as Specified in Charter)



         Colorado                     0-24256                   76-0462973
(State or Other Jurisdiction        (Commission                (IRS Employer
     of Incorporation)              File Number)             Identification No.)



        3415 South Sepulveda Boulevard, Suite 500, Los Angeles, CA 90034
             (Address of Principal Executive Offices)           (Zip Code)



Registrant's telephone number, including area code 310-397-3003



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Item 1. CHANGES IN CONTROL OF REGISTRANT.

               Not applicable.

Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

               On December 22, 1998, the Company announced that it had acquired the ownership interests in Brands For Less, L.L.C. a privately held Connecticut discount on-line shopping company.

               Brands For Less, L.L.C. offers consumers a comprehensive e-commerce solution that delivers in one location, access to over sixty (60) of the world's online specialty retailers at discount prices across popular consumer product categories trade-named "e-partments(TM)." Brands For Less, L.L.C. is dedicated to simplifying Internet shopping for the consumer by delivering an intuitive, informative, and efficient shopping experience that brings together specialty retailers and brand names at a lower price in a secure, private, and reliable Internet environment. Brands For Less, L.L.C. currently offers over 1,500 brands, and over 200,000 products. This acquisition solidifies the Company's position in the online shopping arena and will allow the Company and Brands For Less, L.L.C. to benefit from the cost savings derived through in-house advertising placement.

               The transaction was undertaken pursuant to a Securities Acquisition Agreement to which Enhanced Services Company, Inc., its wholly owned newly formed subsidiary, BFL Acquisition Co., Inc. a Delaware Corporation (collectively the "Company"); Brands For Less, L.L.C., a Delaware Limited Liability Company ("BFL") and the members of BFL were the principal parties. In the transaction effective December 9, 1998, as modified on December 15 and 21, 1998, the Company acquired all of the interests of the members of BFL, with 90% of such interests delivered at the closing and the balance to be delivered or otherwise transferred on or about February 1, 1999.

               The total consideration for the transaction, as modified, is approximately $35 million, including: (i) up to $6.50 million in cash to be paid directly to the members (of which $1.6 million was paid and the balance is be paid in February); (ii) a $25 million promissory note, the proceeds of which are payable to the members of BFL in 2002, with interest at the rate of 10% per annum, payable quarterly, commencing on March 31, 1999; (iii) $3 million to fund BFL operations for the three months from November 15, 1998; and (iv) obligations to pay investment banking and other fees and costs. The Company is being issued interests in BFL for its advances. Netvest Capital Partners LP, a stockholder of the Company, acquired 66,667 newly issued interests in BFL for the $200,000 advanced for BFL's operations prior to closing. The modifications provided the Company with certain interim extensions and increased the amount to be paid to the members. The obligations under the promissory note are secured by a pledge of the assets and membership interests of BFL.

               In February 1999, the members of BFL will be issued, on a pro rata basis, Warrants to acquire 3.2 million shares of Company common stock and have received a commitment from the Company to deliver, on or before December 31, 1999, Warrants to acquire 1.8 million additional shares of common stock or substitute consideration. The Warrants are exercisable for a three year period, commencing in February 2000, at an exercise price which is




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the lesser of $4 per share or the market price of the Company's common stock, on the exercise date.

               In connection with the transaction, BFL entered into a new employment agreement with George Russell to serve as President and Chief Executive Officer of BFL pursuant to which Mr. Russell receives, in addition to salary and other executive benefits, incentive compensation and an option to acquire 1 million shares of Company common stock at an exercise price of $1.50 per share of which 50% are expected to vest in February 1999, and 25% will vest on each of December 1, 1999 and 2000.

               The Company is funding the transaction through the issuance of common stock and convertible securities and Warrants in private placements to accredited investors and offshore institutions. As of the date hereof, $5.2 million for convertible securities has been funded and the Company has agreed to issue Warrants to acquire up to 560,000 shares of Company common stock at an exercise price of $1.00 per share, subject to certain market price adjustments at the date of exercise.

Item 3. BANKRUPTCY OR RECEIVERSHIP.

               Not applicable.

Item 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

               Not applicable.



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Item 5. OTHER EVENTS.

               Not applicable.

Item 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS.

               Not applicable.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


               (a) and (b) The financial statements and pro forma financial information required by this item to give effect to the BFL transaction will be filed in accordance with Item 7(a)(4) within the time periods prescribed by such item.

               (c) Exhibits

                     2            SECURITIES ACQUISITION AGREEMENT, portions of
                                  which have been redacted and marked by an
                                  asterisk (*) to reflect portions of the
                                  Securities Acquisitions Agreement for which
                                  the Company is seeking confidential treatment.
                     99           Press release dated December 22, 1998.

Item 8. CHANGE IN FISCAL YEAR.

               Not applicable

Item 9. SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

               Not applicable.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Enhanced Services Company, Inc.
                                       Registrant

Date:   December 28, 1998              By: /s/ Robert C. Smith
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                                           Robert C. Smith, Treasurer (Chief
                                           Financial Officer and Authorized
                                           Signatory)




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